Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

WHEREAS, Brand Services, Inc., a Delaware corporation ("Company") and John M. Monter ("Executive") entered into an employment agreement dated June 1, 1999, as subsequently amended or otherwise modified and restated, including pursuant to the First Amendment thereto dated June 30, 2000 and the Amended and Restated Employment Agreement dated October 16, 2002 ("Prior Agreement"); and

WHEREAS, the parties desire to amend and completely restate the Prior Agreement as evidenced by this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties hereto agree that, effective January 1, 2005 ("Effective Date"), the Prior Agreement is hereby amended and completely restated in accordance with the following:

1. Employment Term. Subject to the terms and conditions of this Agreement, the Company shall continue to employ the Executive for the employment term which shall be the period commencing on the Effective Date and ending December 31, 2006, unless sooner terminated in accordance with this Agreement ("Employment Term"). The Employment Term may be extended for such period and subject to such terms as the parties may mutually agree in writing.

2. Position. Subject to the terms and conditions of this Agreement, during the Employment Term, the Executive shall serve as the Vice Chairman of the Company, assist the Chief Executive Officer, the Chairman, and the Board of Directors ("Board") of the Company, as reasonably requested by the Board, and shall have such duties and authority as the Board or the Chief Executive Officer may direct from time to time.

3. Base Salary and Retainer. During the period beginning January 1, 2005 and ending December 31, 2005, the Company shall pay the Executive a base salary ("Base Salary") at the annual rate of not less than $449,000. During the period beginning January 1, 2006 and ending December 31, 2006, the Company shall pay the Executive a retainer ("Retainer") at the annual rate of not less than $150,000. The Base Salary and the Retainer shall be payable bi-weekly in arrears, in accordance with the usual payment practices of the Company, and retroactively from the period January 1, 2005 until the date this Agreement is finally executed. The Executive’s Base Salary and/or Retainer may be increased, but not decreased, by the Compensation Committee of the Board upon periodic review not less frequently than annually, beginning on the Effective Date.

4. Employee Benefits.

(a) During the Employment Term, the Executive shall be:

(i) entitled to participate on a basis no less favorable than other senior executives of the Company in all employee benefit plans, programs and policies of the Company, including, without limitation, any retirement, welfare benefit, perquisite, fringe benefits and other plans and arrangements of the Company applicable to senior executives of the Company as in effect from time to time; provided, however, that the Executive shall not be entitled to participate in incentive compensation plans, programs and policies available to senior executives of the Company generally except as otherwise specifically described herein;

(ii) reimbursed on a monthly basis for the lease of an automobile in an amount not to exceed $775 per month; and

(iii) reimbursed on a monthly basis for the then current monthly dues and assessments as charged by such country club of which the Executive is a member in an amount not exceeding $600 per month.

(b) In addition to the Base Salary, the Company shall make a credit on the Executive’s behalf to a nonqualified deferred compensation plan in an amount equal to 25 percent of the Executive’s Base Salary during the period beginning on the Effective Date and ending on December 31, 2005. The Company shall ensure that such nonqualified deferred compensation plan, and any obligations or benefits thereunder with respect to the Executive, shall not be subject to a gross income inclusion or interest or additional tax by reason of Section 409A of the Internal Revenue Code of 1986, as amended ("Code").

(c) During the period beginning on January 1, 2007 and ending on December 31, 2008, the Executive shall be entitled to participate, on a basis no less favorable than other senior executives of the Company (including, without limitation, with respect to premiums, co-pays, deductibles and other costs), in such medical plan as may be maintained by the Company.

5. Business and Legal Expenses. The Company shall reimburse such of the Executive’s travel, entertainment, home DSL service, cell phone and other business (and not personal) expenses as are reasonably and necessarily incurred by the Executive during the Employment Term in the performance of his duties hereunder, as approved by the Board or the Company’s Chief Executive Officer.

In addition, the Company shall reimburse the Executive the amount of reasonable expenses, including attorneys’ fees, incurred by the Executive in connection with the drafting and negotiation of this Agreement, which amount shall not exceed $15,000.

6. Termination. Upon a termination of the Executive’s employment, the Executive shall be entitled to the payments described in this Section 6.

(a) For Cause by the Company; Termination by the Executive. The Employment Term may be terminated prior to December 31, 2006 ("Expiration Date") either (i) by the Company for Cause (as defined below) or (ii) by the Executive for any reason.

If, prior to the Expiration Date, the Employment Term is terminated by the Company for Cause or by the Executive for any reason, the Executive shall be entitled to receive his Base Salary or Retainer, as applicable, through the date of termination, any nonqualified deferred compensation plan contribution that has been earned but not yet credited and any unreimbursed business expenses, payable no later than 30 days following the date of termination, and the Executive shall be entitled to receive the Severance Benefits payable at such times and in such manner as described in Section 6(f) hereof; except that, if the Employment Term is terminated prior to December 31, 2005 by the Executive for any reason and Severance Benefits have not already begun as of the date of such termination, Severance Benefits shall begin immediately following termination of employment, payable over a period of thirty-six months in the amount provided in Section 6(f)(i) for a period of twenty-four months and thereafter, in the amount provided in Section 6(f)(ii) for a period of twelve months. The Executive shall be entitled to such other compensation and benefits following such termination under applicable plans, policies and practices of the Company, in accordance with their terms. Notwithstanding the foregoing, in the event that the Executive is a specified employee, as determined under Section 409A of the Code, to the extent Severance Benefits have not already begun before the date of termination, any payment of Severance Benefits contemplated by this subsection (a) shall be made or begin, as applicable, on the date which is six (6) months after the date of his separation from service, as determined under Section 409A of the Code and the regulations and other guidance issued thereunder, and the Executive shall receive retroactive payments for such six-month period on the date which is six (6) months after the date of his separation from service, to the extent required to avoid adverse tax consequences under Section 409A of the Code and the regulations and other guidance issued thereunder.

(b) Death. The Employment Term shall terminate prior to the Expiration Date upon the Executive’s death. If the Employment Term is terminated prior to the Expiration Date by reason of the Executive’s death, the Executive’s beneficiary designated in writing to the Company, or if none at such time, the Executive’s estate shall receive all amounts otherwise payable under Sections 3, 4(b) and 6(f) of this Agreement at such times as provided herein, as though the Employment Term had continued until the Expiration Date and the Executive were still living. The Executive’s beneficiary or estate, as applicable, shall be entitled to such other compensation and benefits following such death under applicable plans, policies and practices of the Company, in accordance with their terms.

(c) Disability; by the Company without Cause. The Employment Term shall terminate prior to the Expiration Date, at the Company’s election, if the Executive incurs a Disability (as defined below). In addition, the Employment Term may be terminated prior to the Expiration Date by the Company without Cause.

If the Employment Term is terminated prior to the Expiration Date by reason of the Executive’s Disability or by the Company without Cause, subject to the Executive’s continued compliance with the covenants set forth in Section 9, the Executive shall continue to participate in all employee benefits and receive all amounts otherwise payable under this Agreement at such times as provided herein, as though the Employment Term had continued until the Expiration Date. Notwithstanding the foregoing, in the event that the Executive is a specified employee, as determined under Section 409A of the Code, any payment contemplated by this subsection (c) shall be made or begin, as applicable, on the date which is six (6) months after the date of his separation from service, as determined under Section 409A of the Code and the regulations and other guidance issued thereunder, and the Executive shall receive retroactive payments for such six-month period on the date which is six (6) months after the date of his separation from service, to the extent required to avoid adverse tax consequences under Section 409A of the Code and the regulations and other guidance issued thereunder.

(d) Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

(i) "Cause" shall mean:

(A) The Executive’s willful and continued failure substantially to perform his duties under the Agreement (other than as a result of total or partial incapacity due to physical or mental illness);

(B) An act or acts on the Executive’s part constituting a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business;

(C) The Executive’s being under the influence of illegal drugs or alcohol while performing his duties hereunder;

(D) Any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates; or

(E) The Executive’s breach of the provisions of Section 9.

For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by the Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.

(ii) "Disability" shall mean the Executive’s inability, as a result of physical or mental illness, to perform the duties of the position(s) specified in Section 2 for a period of 90 consecutive days or for an aggregate of 90 days in any twelve consecutive month period. Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician selected by the Company and acceptable to the Executive. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of the Agreement.

(e) Notice of Termination. Any purported termination of the Employment Term prior to the Expiration Date by the Company or by the Executive shall be communicated by written notice of termination to the other party hereto, which notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.

(f) Additional Severance Benefits. The Executive shall be entitled to receive total cash payments of $1,347,338 ("Severance Benefits") payable monthly over a period of thirty-six months as follows:

(i) During the period beginning January 1, 2006 and ending December 31, 2007, the Company shall pay to the Executive a monthly payment in the amount of $37,056; and

(ii) During the period beginning January 1, 2008 and ending December 31, 2008, the Company shall pay to the Executive a monthly payment in the amount of $38,167.

(g) Release. Any payments by the Company to the Executive under this Section 6 or in connection with any dispute arising under or in connection with this Agreement or relating to the Executive’s employment with the Company (including payments pursuant to arbitration as provided for in Section 12(l) hereof) will be contingent upon the execution by the Executive of a release of any claims the Executive may have against the Company, its affiliates or any successor to the Company, such release to be in a form satisfactory to the Company in its sole discretion; provided, however, that such release shall not include any claims to future benefits or payments due under this Agreement or otherwise or any claims that may otherwise arise in the future.

(h) Deferred Compensation Plan. Notwithstanding anything herein to the contrary, the parties agree that any payment due Executive under the Company’s deferred compensation plan shall not begin until October 16, 2007, notwithstanding prior termination of employment, and the Company shall cause such plan documents as may be necessary to be amended to reflect the timing of such payment and shall provide Executive with such form, if any, as may be necessary for Executive to make any payment elections to reflect the intent of this paragraph, all before December 31, 2005; provided, however, that the parties hereby agree to amend this paragraph before December 31, 2005 if necessary to avoid adverse tax consequences under Section 409A of the Code and the regulations and other guidance issued thereunder.

7. Equity Rights and Loan.

(a) Executive was previously granted 696,889 Performance Based Class C Units of Brand Holdings, LLC. Of that amount, Brand Holdings, LLC will convert 173,644 of these Class C Units into 173,644 Performance Based Class C-1 Units, which shall be subject to performance-based vesting in accordance with the terms of Exhibit A to this Agreement. The balance of the Performance Based Class C Units shall lapse and be forfeited as of the Effective Date of this Agreement.

(b)  In addition, Executive was previously granted 113,447 Time Based Class C Units. 90,758 Time Based Class C Units shall vest on December 31, 2005, notwithstanding the Executive’s prior termination. The balance of the Time Based Class C Units granted to the Executive shall lapse and be forfeited as of the Effective Date of this Agreement.

(c)  In addition, Executive, an individual retirement account established by Executive, and certain trusts established for Executive’s family members hold Class A and Class B Units of Brand Holdings, LLC. Notwithstanding anything to the contrary in the Limited Liability Company Agreement of Brand Holdings, LLC ("LLC Agreement"), the Company shall not have the option to purchase the Executive’s Class A Units, Class B Units, Class C Units, or Class C-1 Units (whether held in the Executive’s name and/or the names of his individual retirement account, his spouse, his children and/or trusts established on their behalf) with respect to or on account of termination of the Executive’s employment for any reason, including for Cause, by the Executive for any reason, or termination of the Executive without Cause or due to death or disability, whether such Units are granted under this Agreement or otherwise. For purposes of this Section 7, "Company" shall include Brand Holdings, LLC. The Company shall cause such documents and agreements, as necessary, to be drafted or amended to reflect the intent of the foregoing, including without limitation, an amendment to Section 8.9 of the LLC Agreement.

(d) The Executive’s employment termination shall not be considered an event of default under the $1,000,000 Note between the Executive and Brand Holdings, LLC dated April 15, 2003, and such Note shall not become due and payable at that time, but, instead, shall continue to become due as otherwise provided therein as though there were not a termination of employment. The Company shall cause such documents and agreements, as necessary, to be drafted or amended to reflect the intent of this paragraph, including without limitation, an amendment to the Note.

8. Change of Control. In the event of a Change of Control, as defined in the LLC Agreement ("Change of Control") after the Effective Date, the Executive shall receive the following:

(a) The Base Salary that has not yet been paid to the Executive for the period beginning on the Effective Date and ending December 31, 2005;

(b) To the extent the same has not been made, a credit on the Executive’s behalf to a nonqualified deferred compensation plan in an amount equal to 25 percent of the Executive’s Base Salary during the period beginning on the Effective Date and ending on December 31, 2005, in accordance with Section 4(b);

(c) The Retainer that has not yet been paid to the Executive for the period beginning January 1, 2006 and ending December 31, 2006;

(d) The amount of the car allowance that has not yet been paid to the Executive under Section 4 for the period beginning on the Effective Date and ending December 31, 2006;

(e) The amount of the country club reimbursement that has not yet been paid to the Executive under Section 4 for the period beginning on the Effective Date and ending December 31, 2006;

(f) The employee benefits described in subsection 4(a)(i) (or, if such benefits are not available to the Executive or have been materially modified after the Change of Control, benefits and coverages that are comparable to those the Executive participated in immediately before the Change of Control) through December 31, 2006, and coverage comparable to the medical coverage provided by the Company to the Executive immediately before the Change of Control through December 31, 2008; and

(g) The Severance Benefits that have not yet been paid to the Executive.

All payments contemplated by this Section 8 shall be made within 30 days after a Change of Control in a lump sum cash payment, other than the coverages described in subsection 8(f) hereof, which shall be provided over the coverage period described therein. Notwithstanding the foregoing, to the extent necessary to avoid adverse tax consequences under Section 409A of the Code, such payments shall not be accelerated as a result of a Change of Control, but instead shall be made at the time they would otherwise have been payable hereunder.

9. Non-Competition/Confidential Information.

(a) The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees that during the Employment Term, and thereafter, through the twenty fourth (24th) month following the Executive’s termination date:

(i) The Executive will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or its affiliates (including without limitation by performing or soliciting the performance of services for any person who is a customer or client of the Company or any of its affiliates) whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any geographic area in which the Company or any of its affiliates conducted any such competing line of business.

(ii) The Executive will not directly or indirectly assist others in engaging in any of the activities in which the Executive is prohibited from engaging in by clause (i) above.

(b) The Executive will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which the Executive is prohibited to engage by paragraph (a) above or to terminate his employment with the Company or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall have ceased to be employed by the Company or any of its affiliates for a period of at least 12 months.

(c) The Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries. The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

10. Specific Performance and Other Remedies. The Executive acknowledges and agrees that the Company has no adequate remedy at law for a breach or threatened breach of any of the provisions of Section 9 and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond and without notice to the Executive, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

11. Excise Tax Imposed on Executive as a Result of Change of Control. If (i) there occurs a Change of Control after the Effective Date, and (ii) the Executive shall be liable for any tax imposed under Section 4999 of the Code as a result of payments under this Agreement, then not later than the due date for the payment of any such tax, the Company shall pay to the Executive (a) an amount equal to such tax, plus (b) an amount equal to any additional taxes incurred by the Executive as a result of the tax payments to the Executive pursuant to clause (a), immediately preceding, and this clause (b).

12. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of the Executive by the Company and supersedes any prior agreements between the Company and the Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. No provision in this Agreement may be amended unless such amendment is agreed to in writing.

(c) Continuation of Employment. Unless the parties otherwise agree in writing, continuation of the Executive’s employment with the Company beyond the Expiration Date shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement.

(d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or the Company, as the case may be.

(e) Severability. It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restriction in Section 9 or any other restriction contained in Section 9 is an unenforceable restriction against the Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in Section 9 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f) Assignment. This Agreement shall not be assignable by either party without the consent of the other party.

(g) Successors. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees of the parties hereto. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

(h) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (i) to the Executive at his address then appearing in the personnel records of the Company; and (ii) to the Company at the Company’s then current headquarters, with a copy to Brand Holdings, LLC, c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, 39th Floor, New York, NY 10020, Attention: Christopher Behrens; or (iii) to such other address as either party may have furnished to the other in writing in accordance herewith, with such notice of change of address being effective only upon receipt.

(i) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to assure the agreed preservation of such rights and obligations.

(k) Representations. Each party represents and warrants to the other that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between him or it and any other person or entity.

(l) Arbitration. The parties agree that all disputes arising under or in connection with this Agreement, and any and all claims by the Executive relating to his employment with the Company, including any claims of discrimination arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any similar federal, state or local law will be submitted to arbitration in the County of St. Louis in the State of Missouri to the American Arbitration Association ("AAA") under its rules then prevailing for the type of claim in issue. The parties each hereby specifically submit to the personal jurisdiction of any federal or state court located in the County of St. Louis in the State of Missouri for any such action and further agree that service of process may be made within or without the State of Missouri by giving notice in the manner provided herein.

In any action or proceeding relating to this Agreement, the parties agree that no damages other than compensatory damages shall be sought or claimed by either party and each party waives any claim, right or entitlement to punitive, exemplary, statutory or consequential damages, or any other damages, and each relevant arbitral panel is specifically divested of any power to award any damages in the nature of punitive, exemplary, statutory or consequential damages, or any other damages of any kind or nature in excess of compensatory damages.

(m) Fees and Expenses. Notwithstanding any provision herein to the contrary, in the event of a breach of this Agreement by the Company at any time, whether or not litigation is commenced, then, the Company shall pay to the Executive, in addition to any damages incurred by the Executive, the costs and expenses incurred by the Executive in connection with such breach (including, without limitation, all court costs and reasonable attorneys’ fees and costs).

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(o) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Employment Agreement as of June 20, 2005.

By:	/s/ John M. Monter
John M. Monter

The Executive acknowledges that this Agreement contains an arbitration provision which may be enforced by either party hereto.

BRAND SERVICES, INC.

By:	/s/ Paul T. Wood
Paul T. Wood
Chief Executive Officer

SCHEDULE A

Calculation of Performance Vesting Percentage in Respect of Class C-1 Units

Capitalized terms used but not defined herein shall have the meanings given them in that certain Amended and Restated Limited Liability Company Agreement of Brand Holdings, LLC dated as of January 1, 2005.

(1) Calculation of Performance Vesting Percentage.

If a Distribution Event is consummated on or before December 31, 2009, the Performance Vesting Percentage (as defined below) shall be determined by reference to the Net Consideration Per Common Unit in respect of the Distribution Event measured against the scale of putative per Common Unit performance target values (the "Performance Targets") set forth in the table below. If a Distribution Event is not consummated on or before December 31, 2009, the Performance Vesting Percentage shall be determined as if the Company were sold at its Formula Value per Common Unit (as defined in the LLC Agreement) on such date.

The "Performance Vesting Percentage" in any such case shall mean the percentage (from 0-100%) under the heading "Performance Vesting Percentage" in the table below that corresponds to the Net Consideration Per Common Unit or the Formula Value per Common Unit, as the case may be, as measured against such Performance Targets.

Performance Targets (Per Common Unit)
Net Consideration Per Common Unit or Formula Value Per Common Unit
Performance Vesting Percentage	Year Ending December 31, 2005	Year Ending December 31, 2006	Year Ending December 31, 2007	Year Ending December 31, 2008	Year Ending December 31, 2009
100%	≥$6.30	≥11.20	≥$18.90	≥$24.85	≥$30.80
83.3%	≥$5.40 but <$6.30	≥$9.60 but <$11.20	≥$16.20 but <$18.90	≥$21.30 but <$24.85	≥$26.40 but <$30.80
50%	≥$4.50 but <$5.40	≥$8.00 but <$9.60	≥$13.50 but <$16.20	≥$17.75 but <$21.30	≥$22.00 but <$26.40
16.7%	≥$3.60 but <$4.50	≥$6.40 but <$8.00	≥$10.80 but <$13.50	≥$14.20 but <$17.75	≥$17.60 but <$22.00
0%	<$3.60	<$6.40	<$10.80	<$14.20	<$17.60

(2) Calculation of Number of Performance Vested Class C Units.

The number of "Performance Vested Class C-1 Units" held by any Person at any time for purpose of the Agreement shall equal the Performance Vesting Percentage (as determined above in this Schedule A, and expressed as a decimal (e.g., 83.3% would be 0.83)) multiplied by the total number of Performance Based Class C-1 Units held by such Person.